AMENDMENT NUMBER TWENTY-SIX
TO
SUB-ADMINISTRATION AGREEMENT

THIS AMENDMENT NUMBER TWENTY-SIX TO SUB-ADMINISTRATION AGREEMENT (this "Amendment") is entered into as of the 1st day of February, 2016 ("Amendment Effective Date") by and between Global X Management Company LLC, a Delaware limited liability company ("GXMC"), and SEI Investments Global Funds Services, a Delaware statutory trust (the "Sub-Administrator").

WHEREAS, GXMC serves as investment adviser and administrator to Global X Funds (the "Trust"), an open-end management investment company registered under the Investment Company Act of 1940, as amended;

WHEREAS, GXMC and the Sub-Administrator entered into a Sub-Administration Agreement dated as of the 25th day of November, 2008, as amended, pursuant to which the Sub-Administrator agreed to provide certain administrative, accounting and compliance services with respect to the Trust (the "Agreement"); and

WHEREAS, GXMC and the Sub-Administrator desire to further amend the Agreement on the terms and subject to the conditions provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. **Schedule III (Fees).** Schedule III (Fees) of the Agreement is hereby amended to delete only the "Asset Based Fees (Scientific Beta Europe ETF, Scientific Beta US ETF, Scientific Beta Asia Ex-Japan ETF and Scientific Beta Japan ETF, Scientific Beta Developed Markets ex-US ETF and Global X S&P 500® Catholic Values ETF" section in its entirety, and to replace such section as follows:

   Asset Based Fees (Global X Scientific Beta Europe ETF, Global X Scientific Beta US ETF, Global X Scientific Beta Asia Ex-Japan ETF, Global X Scientific Beta Japan ETF, Global X Scientific Beta Developed Markets ex-US ETF and Global X S&P 500® Catholic Values ETF): (calculated and assessed monthly in arrears based on the aggregate net assets of only Global X Scientific BETA Europe ETF, Global X Scientific BETA Asia Ex-Japan ETF, Global X Scientific BETA Japan ETF, Global X Scientific Beta Developed Markets ex-US ETF and Global X S&P 500® Catholic Values ETF, and the separate net assets of only Global X Scientific Beta US ETF):

Assets	*Basis Points*
All aggregate net assets of Global X Scientific Beta Europe ETF, Global X Scientific Beta Asia Ex-Japan ETF, Global X Scientific Beta Japan ETF, Global X Scientific Beta Developed Markets ex-US ETF, Global X S&P 500® Catholic Values ETF	6
Separate net assets of Global X Scientific Beta US ETF	4

2. **Ratification of Agreement.** Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

3. **Counterparts.** This Amendment may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Amendment shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original, scanned or facsimile signatures of each of the parties.

4. **Governing Law.** This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Amendment, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first above written.

SEI INVESTMENTS GLOBAL FUNDS SERVICES	GLOBAL X MANAGEMENT COMPANY LLC
By:	By:
Name:	Name: LUIS BERRUGA
Title: SVP	Title: COO